EXHIBIT 21.1

LIST OF SUBSIDIARIES OF THE REGISTRANT

Subsidiary Name	Jurisdiction of Incorporation	Percentage of Ownership

Livento Group LLC	Delaware	100%

Boxo Productions, Inc.	Delaware	100%